Exhibit 99

FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
January 31, 2013	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 4th QUARTER AND FULL YEAR 2012 NET INCOME;

FULL YEAR EPS INCREASED 43% ABOVE 2011 LEVELS;

ROA IMPROVED 30% OVER 2011

WILMINGTON, Del., — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $31.3 million or $3.25 per diluted common share for the full year of 2012, a 43% improvement from $2.28 per diluted common share, or $22.7 million, reported for the full year 2011.

For the fourth quarter of 2012, WSFS reported net income of $7.6 million, or $0.78 per diluted common share, compared to net income of $10.0 million, or $1.06 per diluted common share for the third quarter of 2012, and net income of $6.2 million, or $0.63 per diluted common share for the fourth quarter of 2011.

Highlights for the fourth quarter:

•	Core revenues(q) increased 10% annualized from prior quarter, driven by both net interest income and robust fee income growth, reflecting success in building market share.

•

Record sales of Personal Trust products were accompanied by strong revenues in Investment Management and Retail Brokerage. Overall wealth management income increased 20% from the fourth quarter of 2011.

•

Lending growth accelerated in the quarter with total net loans increasing $59.6 million, or 9% annualized. This growth included an increase of $65.4 million, or 12% annualized in total commercial loans, and an increase of $6.3 million, or 9% annualized in consumer loans.

•

Customer funding growth continued at strong levels despite intentional run-off in high-cost certificate of deposit accounts. Adjusted for short-term, temporary trust deposits held at year end, total customer funding increased $62.9 million, or 9% annualized, and core deposits increased $154.0 million, or 28% annualized during the fourth quarter of 2012.

Notable items in the fourth quarter:

•

WSFS realized $3.6 million, or $0.26 per diluted common share (after-tax), in net gains on securities sales, primarily from continued portfolio management. In addition, a portion of the gain resulted from the early-stages of a program to deleverage the Company’s balance sheet by $125 million in MBS. As of the end of 2012, approximately $55 million of the MBS reduction was completed (with the balance identified and completed during January 2013).

•

More than offsetting the gains on securities sales, on December 13, 2012, WSFS prepaid $125 million in FHLB advances with an average rate of 2.63% and recorded a prepayment penalty of $3.7 million, or $0.26 per diluted common share (after-tax).

•

A change in the method of billing for armored car services by the Company’s Cash Connect division caused revenues and expenses for these services to be reported separately rather than netted together in the Company’s Statement of Operations. The impact will be ongoing and resulted in an increase of $660,000 in both noninterest income (other income) and noninterest expenses (other operating expenses) during the fourth quarter of 2012.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “We are pleased to report strong growth in bottom line performance at WSFS for 2012; recording solid increases in return on assets, return on equity and diluted earnings per share compared to 2011 levels. These substantial increases reflect growth and improvement in all of our business segments driven by increased revenues, despite industry headwinds.

“More importantly, we see 2012 as a watershed year in preparing our company for even greater success. The Asset Strategies, undertaken in the second quarter of 2012, substantially improved the credit quality of our assets and is shown in significantly improved credit statistics which compare favorably to industry peers. This improvement in credit is important not only in its implications for lower credit costs, but also in freeing more of our resources to focus on winning new, high quality, business. The benefits are already apparent in our fourth quarter results and balance sheet growth. Additionally, we expect the prepayment of FHLB advances and the MBS deleverage we began late in the fourth quarter will yield notable improvement in this coming year’s net income, EPS and returns metrics, while further stabilizing our margin and strengthening our capital position.

“Our improvements are driven by continued success in building our business model of ‘Engaged Associates delivering Stellar Service growing Customer Advocates and value for our Owners’. WSFS again was rated a Top Workplace in Delaware and Customer engagement scores reached an all-time high, ranking WSFS in the 95th percentile of Gallup’s broad database of companies. Additionally, we were voted “Top Bank” in Delaware by the readers of The News Journal and DelawareOnline.com in their annual Readers’ Choice Awards. This Associate engagement and Customer advocacy has been critical to our success in market share growth, and positions us well to continue to grow in 2013.

“We look forward to the opportunities we see in 2013 and our next steps in becoming a sustainably high performing company.”

Fourth Quarter 2012 Discussion of Financial Results

Net interest income increased from loan growth and continued rate management

Net interest income for the fourth quarter of 2012 was $31.5 million, an increase of $605,000 from the third quarter of 2012. The net interest margin for the fourth quarter of 2012 was 3.39%, or a two basis point decrease from 3.41% reported for the third quarter of 2012. Compared to the fourth quarter of 2011, net interest income decreased $918,000 and the net interest margin decreased 22 basis points.

The net interest income increase in the fourth quarter relative to the third quarter reflects lending growth and was achieved despite slight net interest margin compression. The two basis point net interest margin decline in the fourth quarter was the net result of approximately a six basis point decrease from the full quarter impact of the issuance of $55 million of 6.25% Senior Notes (the “Senior Notes”) during the third quarter of 2012, offset by other improvements.

The decrease in net interest income and margin over the same period of 2011 was largely due to the impact of the Senior Notes as well as significantly reduced rates on the mortgage-backed securities (“MBS”) portfolio, resulting from substantial sales and paydowns with subsequent reinvestment at much lower market rates.

Customer funding growth reflects continued success of business lines

Customer funding increased to $3.1 billion at December 31, 2012, an increase of $204.1 million, or 7%, and included core deposit growth of $295.2 million, or 13%, over levels reported at September 30, 2012. The growth included $141.2 million in short-term, temporary trust-related money market deposits at year-end. Excluding these deposits, customer funding increased $62.9 million, or 2% (9% annualized), and core deposits increased a strong $154.0 million, or 7% (28% annualized). These increases reflected continued growth in market share during the quarter and more than offset the purposeful decrease of $88.4 million in high-cost, customer time deposits.

Excluding temporary trust deposits (including $55.0 million at December 31, 2011), core deposits also grew a significant $318.0 million, or 15%, and customer funding increased $159.9 million, or 6%, over December 31, 2011 balances despite a $147.4 million intentional run-off in high-cost customer time deposits.

The following table summarizes current customer funding balances and composition compared to prior periods.

(Dollars in thousands)	At December 31, 2012		At September 30, 2012		At December 31, 2011
Noninterest demand	$631,026	20%	$596,235	21%	$525,444	18%
Interest-bearing demand	538,195	17	413,042	14	389,495	14
Savings	389,977	12	388,878	13	368,390	13
Money market	933,901	30	799,786	27	805,570	28

Total core deposits	2,493,099	79	2,197,941	75	2,088,899	73
Customer time	611,223	20	699,604	24	758,595	26

Total customer deposits	3,104,322	99	2,897,545	99	2,847,494	99
Customer sweep accounts	27,218	1	29,942	1	37,927	1

Total customer funding	$3,131,540	100%	$2,927,487	100%	$2,885,421	100%

Loan portfolio growth reflects market share gains

Total net loans were $2.7 billion at December 31, 2012, an increase of $59.6 million, or 2% (9% annualized), compared to the prior quarter-end. This was due to a $65.4 million, or 3% (12% annualized), increase in total commercial loans and $6.3 million, or 2% (9% annualized) growth in consumer loans. These increases were partially offset by the intentional decrease of $13.7 million in residential mortgage loans as the Company continued its strategy of selling newly-originated mortgages into the secondary market.

Net loans increased $23.9 million, or 1%, compared to December 31, 2011. This increase included growth of $44.9 million, or 2%, in total commercial loans, partially offset by reductions of $28.1 million in residential mortgage loans. The year-over-year comparison was impacted by the Company’s successful dispositions of a significant amount of problem loans during the year, including the second quarter of 2012 Asset Strategies initiative.

The following table summarizes current loan balances and composition compared to prior periods.

(Dollars in thousands)	At December 31, 2012		At September 30, 2012		At December 31, 2011
Commercial & industrial	$1,474,653	54%	$1,449,200	54%	$1,460,184	54%
Commercial real estate	625,755	23	604,556	23	622,300	23
Construction (1)	132,879	5	114,177	4	105,925	4

Total commercial loans	2,233,287	82	2,167,933	81	2,188,409	81
Residential mortgage	257,559	9	271,247	10	285,688	10
Consumer	289,750	11	283,484	11	291,757	11
Allowance for loan losses	(43,922)	(2)	(45,598)	(2)	(53,080)	(2)

Net Loans	$2,736,674	100%	$2,677,066	100%	$2,712,774	100%

(1)	Includes $28.3 million of commercial, $54.2 million of residential and $50.4 million of owner-occupied construction loans at December 31, 2012.

Asset quality continues to fundamentally improve

The Bank’s ratio of classified assets to total Tier 1 capital plus the allowance for loan losses (“ALLL”) was 36.8%, a continued improvement from 43.4% at September 30, 2012 and 52.2% at December 31, 2011. Total problem loans (all criticized, classified and nonperforming loans) improved during the quarter to 52.5% of Tier 1 capital plus ALLL compared to 59.7% at September 30, 2012 and 84.8% at December 31, 2011. These improvements reflect positive loan risk-rating migration, continued problem asset disposition efforts and prudent credit management.

Nonperforming assets were $62.5 million, or 1.43% of total assets at December 31, 2012, compared to $57.1 million, or 1.34% at September 30, 2012 and $91.7 million, or 2.14% at December 31, 2011.

The percentage of loan delinquencies (including delinquent nonperforming loans) to total loans was 1.62% as of December 31, 2012 compared to 1.27% as of September 30, 2012 and 2.48% as of December 31, 2011. Performing loan delinquencies remained unchanged at a very low 0.40% of total loans.

The following table summarizes current loan portfolio delinquencies as a percent of total loans compared to prior periods.

(Dollars in thousands)	At December 31, 2012		At September 30, 2012		At December 31, 2011
Total commercial loans	$2,817	0.13%	$2,281	0.11%	$5,677	0.26%
Residential mortgage	6,775	2.78	6,490	2.59	7,626	2.77
Consumer	1,497	0.19	1,935	0.68	3,492	1.20

Performing loan delinquencies	11,089	0.40	10,706	0.40	16,795	0.61
Nonperforming loan delinquencies	33,920	1.22	23,603	0.87	51,467	1.87

Total loan delinquencies	$45,009	1.62%	$34,309	1.27%	$68,262	2.48%

Asset quality statistics in any quarter can be negatively affected by the change in status of a small number of large commercial credits. This was the case in the fourth quarter, as asset quality was impacted by one commercial relationship ($12.4 million) of which a substantial portion became delinquent. The entire relationship was moved to nonaccruing status. Excluding the impact of this relationship, nonperforming assets were $50.1 million, or 1.15% of total assets and total delinquencies were 1.22% of total loans.

During the fourth quarter of 2012, net charge-offs were $5.4 million, or 0.78% (annualized), of average gross loans, compared to $4.6 million, or 0.68% (annualized), reported in the third quarter of 2012 and $7.1 million, or 1.04% (annualized) in the fourth quarter of 2011. Net charge-offs were higher during the quarter mainly due to write-downs on two large impaired commercial loans, one previously mentioned and one already in nonperforming status.

The provision for loan losses decreased to $3.7 million in the fourth quarter of 2012 from $3.8 million in the third quarter of 2012, and $6.9 million in the fourth quarter of 2011. Overall positive risk migration in the commercial loan portfolio was offset by the impact of the previously discussed large commercial relationship and loan growth. Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $6.1 million, a slight increase from $5.9 million in the third quarter of 2012, mainly due to higher credit reserves on unfunded commitments and increased legal costs on workout loans.

The allowance for loan losses of $43.9 million at December 31, 2012 decreased from $45.6 million at September 30, 2012 and $53.1 million at December 31, 2011. The ratio of the allowance for loan losses to total gross loans was 1.58% at year-end compared to 1.69% at September 30, 2012 and 1.92% at December 31, 2011. These decreases reflect improvement in problem loans, a higher level of charge-offs taken during the period and growth in the loan portfolio. The ratio of the allowance for loan losses to nonaccruing loans decreased to 92% in the fourth quarter from 114% in the third quarter of 2012, and improved from 75% for the same period of 2011.

Noninterest income reflects continued franchise growth

During the fourth quarter of 2012, the Company earned noninterest income of $21.2 million, an increase of $1.4 million compared to $19.7 million in the third quarter of 2012. Excluding securities gains in both periods, unanticipated BOLI income during the third quarter of 2012, and the Cash Connect billing change (together “notable items”), noninterest income increased $617,000, or 4%. This increase was largely due to additional wealth management income of $336,000, including seasonal increases and record product sales during the period, and a $166,000 increase in credit/debit card and ATM fees, mainly due to seasonal increases in bailment income at Cash Connect and interchange fees during the fourth quarter of 2012.

Noninterest income increased $4.2 million during the fourth quarter of 2012 from $17.0 million reported during the same period a year ago. Excluding the aforementioned notable items, noninterest income grew by $1.8 million, or a robust 12%. The year-over-year increase reflected growth in most all segments of our business, as wealth management income increased $590,000, or 20%; mortgage banking activities increased $475,000, or 97%; and credit/debit card and ATM income increased $427,000, or 8%.

Noninterest expenses

Noninterest expense for the fourth quarter of 2012 totaled $37.2 million, an increase of $5.0 million from $32.2 million in the third quarter of 2012. Excluding the notable items mentioned earlier, noninterest expense grew $711,000, or 2% and included increases of $521,000 in professional fees, $301,000 in marketing costs and $374,000 of unfunded commitment reserve, offset by a decrease of $735,000 in compensation related expenses.

Noninterest expense for the fourth quarter of 2012 increased from $33.0 million reported in the same period of 2011. Excluding notable items, noninterest expenses decreased $162,000 reflecting lower loan workout and OREO costs offset by higher salaries, benefits and other compensation.

Niche business (included in above results)

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States. It services over $444 million in vault cash in nearly 13,000 non-bank ATMs nationwide and also operates 440 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware. Cash Connect® recorded $5.3 million in net revenue (fee income less funding costs) during the fourth quarter of 2012. This represented an increase of $750,000 compared to the third quarter of 2012 and an increase of $1.3 million compared to the fourth quarter of 2011. Noninterest expenses were $3.5 million during the fourth quarter of 2012, an increase of $808,000 compared to the third quarter of 2012, and an increase of $1.0 million from the fourth quarter of 2011. The increase in net revenue and expenses from the prior quarters was mainly due to the billing change discussed earlier in this release and continued growth in this division. As a result, Cash Connect® reported pre-tax income of $1.8 million for both the fourth and third quarters of 2012, an increase from $1.5 million in the fourth quarter of 2011.

Income taxes

The Company recorded a $4.3 million income tax provision in the fourth quarter of 2012 compared to $4.8 million in the third quarter of 2012 and $3.3 million in the fourth quarter of 2011. The Company’s effective tax rate for the fourth quarter of 2012 was 36%, the effective tax rate during the third quarter of 2012 was 32%, and the effective tax rate during the fourth quarter of 2011 was 35%. (The lower effective tax rate during the third quarter of 2012 primarily reflected the impact of unanticipated tax-free BOLI income and, to a lesser extent, benefits from state and federal tax credits.)

Capital management

The Company grew stockholders’ equity by $3.3 million to $421.1 million at December 31, 2012, which included quarterly earnings partially offset by dividends paid during the quarter and a decrease in the value of the investment portfolio.

Tangible common book value per share was $38.21 at December 31, 2012, a $0.22, or 1%, increase from $37.99 reported at September 30, 2012. The Company’s tangible common equity ratio was 7.72% at December 31, 2012 compared to 7.85% at September 30, 2012. This slight decrease was driven by growth in the balance sheet during the quarter, mainly from the Company’s success in commercial lending.

At December 31, 2012, the Bank’s Tier 1 leverage ratio was 9.83%, Tier 1 risk-based ratio was 13.04% and total risk-based capital ratio was 14.29% and all maintained a substantial cushion in excess of “well-capitalized” regulatory benchmarks. $62.2 million in cash remains at the holding company as of December 31, 2012.

The Board of Directors approved a quarterly cash dividend of $0.12 per common share. This dividend will be paid on February 22, 2013, to shareholders of record as of February 8, 2013.

Fourth quarter 2012 earnings release conference call

Management will conduct a conference call to review fourth quarter results at 1:00 p.m. Eastern Standard Time (EST) on Friday, February 1, 2013. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the conference call, until February 9, 2013, by calling 1-855-859-2056 and using Conference ID 91037034.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.4 billion in assets on its balance sheet and $17.0 billion in fiduciary assets, including approximately $1.1 billion in assets under management. WSFS operates from 51 offices located in Delaware (42), Pennsylvania (7), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

* * *

This report contains estimates, predictions, opinions, projections and other statements that may be interpreted as “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; the Company’s ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect the Company’s ability to increase assets and to attract deposits; the Company’s ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

WSFS FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS STATEMENT OF OPERATIONS (Dollars in thousands, except per share data) (Unaudited)
	Three months ended			Twelve months ended
	Dec 31, 2012	Sept 30, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Interest income:
Interest and fees on loans	$32,341	$32,003	$33,223	$130,526	$130,922
Interest on mortgage-backed securities	4,238	4,344	6,196	19,191	27,158
Interest and dividends on investment securities	174	158	150	509	546
Other interest income	34	9	16	61	16

	36,787	36,514	39,585	150,287	158,642

Interest expense:
Interest on deposits	2,449	3,237	4,255	13,101	19,131
Interest on Federal Home Loan Bank advances	1,267	1,403	2,106	6,252	9,972
Interest on trust preferred borrowings	366	369	360	1,480	1,375
Interest on other borrowings	1,207	612	448	2,455	2,127

	5,289	5,621	7,169	23,288	32,605

Net interest income	31,498	30,893	32,416	126,999	126,037
Provision for loan losses	3,674	3,751	6,948	32,053	27,996

Net interest income after provision for loan losses	27,824	27,142	25,468	94,946	98,041

Noninterest income:
Credit/debit card and ATM income	5,904	5,738	5,477	22,935	21,026
Deposit service charges	4,460	4,360	4,396	17,133	16,371
Wealth management income	3,594	3,258	3,004	13,310	11,881
Loan fee income	537	706	589	2,340	2,460
Mortgage banking activities, net	964	914	489	2,846	1,524
Bank-owned life insurance income	97	1,126	240	1,544	2,035
Securities gains, net	3,628	2,451	1,925	21,425	4,878
Other income	2,011	1,195	876	5,160	3,413

	21,195	19,748	16,996	86,693	63,588

Noninterest expenses:
Salaries, benefits and other compensation	16,207	16,942	15,257	66,047	59,823
Occupancy expense	3,384	3,235	3,110	13,081	12,054
Equipment expense	1,760	1,701	1,720	7,163	6,915
Loan workout and OREO expense	1,953	2,115	2,907	6,855	8,896
Data processing and operations expense	1,391	1,402	1,314	5,581	5,340
FDIC expenses	1,396	1,384	1,471	5,658	5,949
Professional fees	1,192	671	1,855	4,109	5,829
Marketing expense	680	379	856	2,656	4,302
Acquisition integration costs	—	—	—	—	780
Debt extinguishment	3,662	—	—	3,662	—
Other operating expenses	5,561	4,324	4,536	18,533	17,589

	37,186	32,153	33,026	133,345	127,477

Income before taxes	11,833	14,737	9,438	48,294	34,152
Income tax provision	4,275	4,758	3,276	16,983	11,475

Net income	7,558	9,979	6,162	31,311	22,677
Dividends on preferred stock and accretion of discount	693	693	693	2,770	2,770

Net income allocable to common stockholders	$6,865	$9,286	$5,469	$28,541	$19,907

Diluted earnings per common share:
Net income allocable to common stockholders	$0.78	$1.06	$0.63	$3.25	$2.28

Weighted average common shares outstanding for diluted EPS	8,823,702	8,794,973	8,714,731	8,790,319	8,717,439
Performance Ratios:
Return on average assets (a)	0.70%	0.95%	0.59%	0.73%	0.56%
Return on average equity (a)	7.18	9.72	6.30	7.66	5.96
Return on tangible common equity (a)	8.48	11.73	7.41	9.15	7.03
Net interest margin (a)(b)	3.39	3.41	3.61	3.47	3.60
Efficiency ratio (c)	70.46	63.39	66.47	62.19	66.85
Noninterest income as a percentage of total net revenue (b)	40.16	38.93	34.21	40.43	33.34
See “Notes”

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	Dec 31, 2012	Sept 30, 2012	Dec 31, 2011
Assets:
Cash and due from banks	$93,629	$73,236	$70,889
Cash in non-owned ATMs	406,627	373,577	397,119
Investment securities (d)(e)	49,746	53,649	42,569
Other investments	31,796	30,459	35,765
Mortgage-backed securities (d)	870,342	868,996	829,225
Net loans (f)(g)(m)	2,736,674	2,677,066	2,712,774
Bank owned life insurance	62,915	62,818	63,392
Other assets	123,419	121,531	137,275

Total assets	$4,375,148	$4,261,332	$4,289,008

Liabilities and Stockholders’ Equity:

Noninterest-bearing deposits	$631,026	$596,235	$525,444
Interest-bearing deposits	2,473,296	2,301,310	2,322,050

Total customer deposits	3,104,322	2,897,545	2,847,494
Brokered deposits	170,641	262,259	287,810

Total deposits	3,274,963	3,159,804	3,135,304

Federal Home Loan Bank advances	376,310	392,870	538,682
Other borrowings	260,956	251,953	184,938
Other liabilities	41,865	38,910	37,951

Total liabilities	3,954,094	3,843,537	3,896,875

Stockholders’ equity	421,054	417,795	392,133

Total liabilities and stockholders’ equity	$4,375,148	$4,261,332	$4,289,008

Capital Ratios:
Equity to asset ratio	9.62%	9.80%	9.14%
Tangible equity to asset ratio	8.93	9.09	8.41
Tangible common equity to asset ratio	7.72	7.85	7.18
Tier 1 leverage (h) (required: 4.00%; well-capitalized: 5.00%)	9.83	9.91	9.29
Tier 1 risk-based capital (h) (required: 4.00%; well-capitalized: 6.00%)	13.04	13.02	12.18
Total Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	14.29	14.28	13.43
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$47,760	$39,940	$71,093
Troubled debt restructuring (accruing)	10,093	10,189	8,887
Assets acquired through foreclosure	4,622	6,996	11,695

Total nonperforming assets	$62,475	$57,125	$91,675

Past due loans (i)	$786	$1,869	$965
Allowance for loan losses	$43,922	$45,598	$53,080
Ratio of nonperforming assets to total assets	1.43%	1.34%	2.14%
Ratio of allowance for loan losses to total gross loans (j)	1.58	1.69	1.92
Ratio of allowance for loan losses to nonaccruing loans	92	114	75
Ratio of quarterly net charge-offs to average gross loans (a)(f)	0.78	0.68	1.04
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	1.49	1.75	1.32
See “Notes”

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	Dec 31, 2012			Sept 30, 2012			Dec 31, 2011
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (k)
Commercial real estate loans	$747,102	$9,391	5.03%	$718,046	$8,803	4.90%	$723,029	$8,741	4.84%
Residential real estate loans (m)	264,867	2,812	4.25	276,681	2,980	4.31	290,316	3,326	4.58
Commercial loans	1,455,335	16,720	4.51	1,435,514	16,848	4.61	1,416,787	17,465	4.90
Consumer loans	285,399	3,418	4.76	283,704	3,372	4.73	294,679	3,691	4.97

Total loans (m)	2,752,703	32,341	4.71	2,713,945	32,003	4.73	2,724,811	33,223	4.92
Mortgage-backed securities (d)	894,089	4,238	1.90	829,930	4,344	2.09	809,732	6,196	3.06
Investment securities (d)(e)	52,798	174	1.43	53,392	158	1.27	48,175	150	1.25
Other interest-earning assets (n)	30,854	34	0.44	31,187	9	0.11	35,866	16	0.18

Total interest-earning assets	3,730,444	36,787	3.95	3,628,454	36,514	4.03	3,618,584	39,585	4.41

Allowance for loan losses	(46,533)			(46,808)			(54,028)
Cash and due from banks	72,612			70,366			71,936
Cash in non-owned ATMs	382,291			362,332			364,297
Bank owned life insurance	62,851			63,315			63,229
Other noninterest-earning assets	113,988			118,330			132,658

Total assets	$4,315,653			$4,195,989			$4,196,676

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$461,841	$89	0.08%	$404,185	$53	0.05%	$366,364	$105	0.11%
Money market	791,411	402	0.20	759,944	431	0.23	759,454	604	0.32
Savings	387,959	71	0.07	390,275	83	0.08	375,848	250	0.26
Customer time deposits	650,006	1,643	1.01	716,676	2,365	1.31	754,023	3,056	1.61

Total interest-bearing customer deposits	2,291,217	2,205	0.38	2,271,080	2,932	0.51	2,255,689	4,015	0.71
Brokered deposits	229,515	244	0.42	283,345	305	0.43	234,922	240	0.41

Total interest-bearing deposits	2,520,732	2,449	0.39	2,554,425	3,237	0.50	2,490,611	4,255	0.68
FHLB of Pittsburgh advances	466,175	1,267	1.06	389,745	1,403	1.41	567,969	2,106	1.45
Trust preferred borrowings	67,011	366	2.14	67,011	369	2.15	67,011	360	2.10
Senior Debt	55,000	943	6.71	20,924	353	6.60	—	—	—
Other borrowed funds	131,303	264	0.80	129,293	259	0.80	124,282	448	1.44

Total interest-bearing liabilities	3,240,221	5,289	0.65	3,161,398	5,621	0.71	3,249,873	7,169	0.88

Noninterest-bearing demand deposits	620,320			590,133			515,428
Other noninterest-bearing liabilities	33,993			33,757			40,229
Stockholders’ equity	421,119			410,701			391,146

Total liabilities and stockholders’ equity	$4,315,653			$4,195,989			$4,196,676

Excess of interest-earning assets over interest-bearing liabilities	$490,223			$467,056			$368,711

Net interest and dividend income		$31,498			$30,893			$32,416

Interest rate spread			3.30%			3.32%			3.53%

Net interest margin			3.39%			3.41%			3.61%

See “Notes”

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
Stock Information:	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Market price of common stock:
High	$43.99	$44.00	$40.92	$44.00	$49.57
Low	41.12	38.66	30.22	35.98	30.22
Close	42.25	41.28	35.96	42.25	35.96
Book value per common share	47.99	47.84	45.19
Tangible book value per common share	44.19	43.99	41.24
Tangible common book value per common share	38.21	37.99	35.20
Number of common shares outstanding (000s)	8,773	8,734	8,678
Other Financial Data:
One-year repricing gap to total assets (l)	(1.02)%	3.13%	1.54%
Weighted average duration of the MBS portfolio	5.0 years	4.2 years	3.6 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$13,415	$17,805	$11,673
Number of Associates (FTEs) (o)	763	754	767
Number of offices (branches, LPO’s and operations centers)	51	51	49
Number of WSFS owned ATMs	440	431	415
Non-GAAP Reconciliation (q):	Three months ended
	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
Interest Income (GAAP)	$31,498	$30,893	$32,416
Noninterest Income (GAAP)	21,195	19,748	16,996
Less: Billing change (Cash Connect)	(660)	—	—
Less: Securities gains	(3,628)	(2,451)	(1,925)
Less: Unanticipated BOLI income	—	(1,007)	—

Normalized noninterest income	16,907	16,290	15,071

Normalized net revenue	$48,405	$47,183	$47,487

Normalized noninterest income as a percentage of total net revenue	34.9%	34.5%	31.7%

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Includes reverse mortgages.
(f)	Net of deferred fees.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Nonperforming loans are included in average balance computations.
(l)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(m)	Includes loans held-for-sale arising from the normal course of business.
(n)	The FHLB of Pittsburgh had suspended dividend payments from December 31, 2008 until February 22, 2012.
(o)	Includes summer Associates, when applicable.
(p)	Includes loans held-for-sale in conjunction with asset disposition strategies.
(q)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.